Exhibit 8.1

PO Box 786	Telephone	416.864.0829
Bay Wellington Tower	Facsimile	416.864.1106
33rd Floor	Toll Free	888.666.9998
181 Bay Street
Toronto, ON M5J 2T3

October 9, 2015

Goldcorp Inc.

Park Place, Suite 3400-666 Burrard Street

Vancouver, British Columbia V6C 2X8

Canada

Dear Sirs/Mesdames:

Re:	Goldcorp Inc. (the “Corporation”)
Form F-3 Registration Statement

We have acted as Canadian tax counsel to the Corporation in connection with the Dividend Reinvestment Plan (the “Dividend Reinvestment Plan”), as described in the Registration Statement on Form F-3 (the “Registration Statement”) that the Corporation is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and the Prospectus which is contained and made part of the Registration Statement (the “Prospectus”).

This opinion is being rendered pursuant to the requirements of Item 9 of Form F-3 under the Securities Act. In connection with this opinion, we have reviewed a copy of (i) the Registration Statement, (ii) the Prospectus, and (iii) the Dividend Reinvestment Plan.

In rendering this opinion, we have assumed the following (without any independent investigation or review thereof):

1.

The legal capacity of all natural persons, the authenticity of original documents submitted to us, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies, the genuineness of all signatures and the due execution and delivery of all documents; and

2.

The truth and accuracy at all relevant times of the representations, warranties and statements of fact made or to be made by the Corporation and its management, employees, officers, directors and shareholders in connection with the Dividend Reinvestment Plan, including, but not limited to, those set forth in the Registration Statement, and the Prospectus.

The opinions provided in this letter are based on the provisions of the Income Tax Act (Canada) in force as of the date of this letter, the regulations to such legislation, all specific amendments to such legislation proposed by the Minister of Finance (Canada) prior to the date of this letter, and counsel’s understanding of the current administrative practices of the Canada Revenue Agency. This opinion does not take into account or anticipate any other changes to the law, whether by legislative, governmental or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the opinions provided in this letter.

	VANCOUVER	27th Floor	Telephone	604.689.1261
	PO Box 49123	595 Burrard Street	Facsimile	604.688.4711
www.thor.ca	Three Bentall Centre	Vancouver, BC V7X 1J2	Toll Free	877.616.2200

Based on the assumptions, and subject to the limitations and qualifications set forth herein, we are of the opinion that the discussion in the Prospectus included as part of the Registration Statement and in the Dividend Reinvestment Plan (included as exhibit 4.1 to the Prospectus included as part of the Registration Statement) under the caption “Certain Canadian Federal Income Tax Considerations”, insofar as it relates to a description of the federal income tax law of Canada, is a fair and accurate summary of the matters addressed therein based upon current law and the facts and assumptions referred to therein.

This opinion is provided in connection with the Registration Statement and Prospectus and is intended solely for the benefit of the Corporation. By rendering this opinion, we undertake no responsibility to update this opinion after the date hereof for any reason, including but not limited to, any new or changed facts or law which come to our attention after the date hereof.

Yours truly,

/s/ Thorsteinssons LLP
THORSTEINSSONS LLP